(i)Commerce
   Group
6312 Baum Drive                                       Telephone:  (423) 584-3398
Knoxville, TN 37919                                         Fax:  (423) 584-6008

================================================================================

March 27, 2000


Securities and Exchange Commission
David S. Lyon, Senior Financial Analyst
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      iCommerce Group, Inc. - Form 10SB
                  CIK No. 1104201
                  Commission File No. 0-29231

Dear Mr. Lyon:

         We hereby withdraw the Registration Statement on Form 10-SB previously filed by iCommerce Group, Inc. with the Securities and Exchange Commission on January 28, 2000. iCommerce Group, Inc. is withdrawing this Registration Statement on Form 10-SB until it has the opportunity to respond to SEC comments on its Form 10-SB filing.

         We thank you for your cooperation in this matter. Please feel free to contact me if you have any questions.

                                                     Sincerely,

                                                     iCOMMERCE  GROUP, INC.


                                                     /s/ Edward C. Williams
                                                     ----------------------
                                                     Edward C. Williams
                                                     Chief Financial Officer